Exhibit 99.16

ISSN 1718-8377

Volume 9, number 8	March 27, 2015
AS AT DECEMBER 31, 2014

Highlights for December 2014

—   Budgetary revenue totalled $6.9 billion in December, up $54 million compared to last year. Own-source revenue was $5.5 billion, up $64 million, while federal transfers totalled $1.4 billion, a decrease of $10 million.

—   Program spending amounted to $6.7 billion, up $334 million from last year.

—   Debt service stood at $684 million, down $14 million compared to last year.

—   Taking into account the deposit of $96 million in the Generations Fund, the monthly budgetary balance within the meaning of the Balanced Budget Act showed a deficit of $381 million for December 2014.

On the basis of the cumulative results as at December 31, 2014, the budgetary balance within the meaning of the Balanced Budget Act was in deficit by $977 million.

Summary of consolidated budgetary transactions (millions of dollars)	(Unaudited data)

	December		April to December			Budget 2015-2016
	2013 (1)	2014	2013-2014 (1)	2014-2015	Change (%)	2014-2015	Forecast growth (%)
Budgetary revenue

Own-source revenue	5 468	5 532	39 421	40 319	2.3	54 339	2.1

Federal transfers	1 411	1 401	12 400	12 526	1.0	16 832	1.8

Total	6 879	6 933	51 821	52 845	2.0	71 171	2.0

Budgetary expenditure

Program spending	–6 349	–6 683	–47 752	–48 548	1.7	–65 704	2.1

Debt service	–698	–684	–6 332	–6 144	–3.0	–8 164	–3.2

Total	–7 047	–7 367	–54 084	–54 692	1.1	–73 868	1.5

Consolidated entities(2)

Non-budget-funded bodies and special funds	81	76	794	1 015	—	426	—

Health and social services and education networks	–34	–23	–186	–145	—	–79	—

Generations Fund	78	96	753	847	—	1 253	—

Total	125	149	1 361	1 717	—	1 600	—

Deficit for the purpose of public accounts	–43	–285	–902	–130	—	–1 097	—

Balanced Budget Act							—

Deposits of dedicated revenues in the Generations Fund	–78	–96	–753	–847	—	–1 253	—

BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	–121	–381	–1 655	–977	—	–2 350	—

(1)

For comparison purposes, spending for 2013-2014 was adjusted to take into account the changes made by the Ministère de l’Éducation, du Loisir et du Sport and the Ministère de l’Enseignement supérieur, de la Recherche et de la Science in the monthly transfer expenditure apportionment rates for private institutions, as well as the actual results of all non-budget-funded bodies and special funds.

(2)	Details of transactions by type of entity are presented on page 6 of this report.

❑	Cumulative results as at December 31, 2014

¡	Budgetary balance

For the period from April to December 2014, the budgetary balance within the meaning of the Balanced Budget Act was in deficit by $977 million.

For fiscal 2014-2015 as a whole, the Budget 2015-2016 maintains the forecast of a budgetary balance in deficit by $2.4 billion.

¡	Budgetary revenue

As at December 31, 2014, budgetary revenue amounted to $52.8 billion, an increase of $1.0 billion, or 2.0%, compared to December 31, 2013.

—	Own-source revenue stood at $40.3 billion, up $898 million from the same time last year.

—	Federal transfers amounted to $12.5 billion, up $126 million compared to December 31, 2013.

¡	Budgetary expenditure

Budgetary expenditure as of the beginning of the fiscal year totalled $54.7 billion, an increase of $608 million, or 1.1%, over last year.

—	For the period from April to December, program spending rose by $796 million, or 1.7%, reaching $48.5 billion.

—

The most significant changes were an increase in program spending of the Health and Social Services mission ($747 million) and the Education and Culture mission ($216 million), and a decrease in program spending of the Economy and Environment mission ($221 million).

—	Debt service amounted to $6.1 billion, a decrease of $188 million, or 3.0%, compared to last year.

¡	Consolidated entities

As at December 31, 2014, the results of consolidated entities showed a surplus of $1.7 billion. These results included:

—	a surplus of $1.0 billion for non-budget-funded bodies and special funds;

—	a $145-million deficit for the health and social services and education networks;

—	dedicated revenue of $847 million for the Generations Fund.

¡	Net financial requirements

As at December 31, 2014, consolidated net financial requirements stood at $7.0 billion, a decrease of $608 million compared to last year. Net financial requirements reflect the current budgetary balance as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

Consolidated budgetary and financial transactions
(millions of dollars)				(Unaudited data)

	December			April to December
	2013 (1)	2014	Change	2013-2014 (1)	2014-2015	Change
Budgetary revenue
Own-source revenue	5 468	5 532	64	39 421	40 319	898
Federal transfers	1 411	1 401	–10	12 400	12 526	126
Total	6 879	6 933	54	51 821	52 845	1 024
Budgetary expenditure
Program spending	–6 349	–6 683	–334	–47 752	–48 548	–796
Debt service	–698	–684	14	–6 332	–6 144	188
Total	–7 047	–7 367	–320	–54 084	–54 692	–608
Consolidated entities(2)
Non-budget-funded bodies and special funds	81	76	–5	794	1 015	221
Health and social services and education networks	–34	–23	11	–186	–145	41
Generations Fund	78	96	18	753	847	94
Total	125	149	24	1 361	1 717	356
Surplus (Deficit)	–43	–285	–242	–902	–130	772
Consolidated non-budgetary requirements	–2 073	–1 817	256	–6 721	–6 885	–164
CONSOLIDATED NET FINANCIAL REQUIREMENTS	–2 116	–2 102	14	–7 623	–7 015	608

(1)

For comparison purposes, spending for 2013-2014 was adjusted to take into account the changes made by the Ministère de l’Éducation, du Loisir et du Sport and the Ministère de l’Enseignement supérieur, de la Recherche et de la Science in the monthly transfer expenditure apportionment rates for private institutions, as well as the actual results of all non-budget-funded bodies and special funds.

(2)	Details of transactions by type of entity are presented on page 6 of this report.

General fund revenue
(millions of dollars)						(Unaudited data)
	December					April to December
Revenue by source	2013		2014		Change (%)	2013-2014		2014-2015		Change (%)
Own-source revenue excluding government enterprises

Income and property taxes

Personal income tax	2 268		2 544		12.2	14 767		15 221		3.1

Contributions to Health Services Fund	591		689		16.6	5 093		5 220		2.5

Corporate taxes	324		29		–91.0	1 964		1 913		–2.6

Consumption taxes	1 462		1 638		12.0	13 069		13 467		3.0

Other sources	133		–17		–112.8	1 232		1 255		1.9

Total own-source revenue excluding government enterprises	4 778		4 883		2.2	36 125		37 076		2.6

Revenue from government enterprises	690		649		–5.9	3 296		3 243		–1.6

Total own-source revenue	5 468		5 532		1.2	39 421		40 319		2.3

Federal transfers

Equalization	653		773		18.4	5 875		6 964		18.5

Health transfers	444		405	(1)	–8.8	3 921		3 630	(1)	–7.4 (1)

Transfers for post-secondary education and other social programs	126		132		4.8	1 148		1 190		3.7

Other programs	101		91		–9.9	678		742		9.4

Subtotal	1 324		1 401		5.8	11 622		12 526		7.8

Harmonization of the QST with the GST – Compensation	87	(2)	—		—	778	(2)	—		—

Total federal transfers	1 411		1 401		–0.7	12 400		12 526		1.0

BUDGETARY REVENUE	6 879		6 933		0.8	51 821		52 845		2.0

(1)

In accordance with the policy directions of Budget 2014-2015, tabled on June 4, 2014, $430 million in health transfers was allocated in 2014-2015 to the Fund to Finance Health and Social Services Institutions (FINESSS), a consolidated entity. That allocation is spread over 2014-2015, at $36 million a month, and has already been deducted from the health transfers. Were it not for the allocation, the change would be 0.8% instead of -7.4%.

(2)

Revenue from federal compensation for sales tax harmonization is recorded as spending funded by the compensation is recognized. Consequently, the payment of $1 467 million received in that respect in 2013-2014 was spread over 2013-2014 at $86.4 million a month for debt service expenditure and at $36 million a month for FINESSS.

General fund expenditure
(millions of dollars)				(Unaudited data)

	December			April to December

Expenditure by mission	2013 (1),(2)	2014	Change (%)	2013-2014 (1),(2)	2014-2015	Change (%)

Program spending

Health and Social Services	2 946	3 267	10.9	23 223	23 970	3.2

Education and Culture	2 020	2 065	2.2	12 704	12 920	1.7

Economy and Environment	513	464	–9.6	4 146	3 925	–5.3

Support for individuals and families	536	547	2.1	4 735	4 791	1.2

Administration and Justice	334	340	1.8	2 944	2 942	–0.1

Total program spending	6 349	6 683	5.3	47 752	48 548	1.7

Debt service	698	684	–2.0	6 332	6 144	–3.0

BUDGETARY EXPENDITURE	7 047	7 367	4.5	54 084	54 692	1.1

(1)

For comparison purposes, spending for 2013-2014 was adjusted to take into account the changes made by the Ministère de l’Éducation, du Loisir et du Sport and the Ministère de l’Enseignement supérieur, de la Recherche et de la Science in the monthly transfer expenditure apportionment rates for private institutions, as well as the actual results of all non-budget-funded bodies and special funds.

(2)	Certain expenditures were reclassified between missions to take into account the transition to the 2014-2015 budgetary structure as of September 2014.

Detailed information on the transactions of consolidated entities
(millions of dollars)							(Unaudited data)

	December 2014

	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non- budget- funded bodies	Health and education networks (1)	Total	Consolidation adjustments (2)	Total

Revenue	884	96	26	475	2 059	—	3 540	–2 206	1 334

Expenditure

Expenditure	–811	—	–26	–475	–1 806	–23	–3 141	2 122	–1 019

Debt service	–178	—	—	—	–72	—	–250	84	–166

Total	–989	—	–26	–475	–1 878	–23	–3 391	2 206	–1 185

RESULTS	–105	96	—	—	181	–23	149	—	149

	April to December 2014

	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non- budget- funded bodies	Health and education networks (1)	Total	Consolidation adjustments (2)	Total

Revenue	8 281	847	727	4 503	17 283	—	31 641	–17 370	14 271

Expenditure

Expenditure	–6 263	—	–727	–4 503	–15 996	–145	–27 634	16 561	–11 073

Debt service	–1 588	—	—	—	–702	—	–2 290	809	–1 481

Total	–7 851	—	–727	–4 503	–16 698	–145	–29 924	17 370	–12 554

RESULTS	430	847	—	—	585	–145	1 717	—	1 717

(1)	The results of the networks are presented according to the modified equity accounting method.
(2)	Consolidation adjustments include the elimination of program spending from the general fund.

The next monthly report, as at January 31, 2015, will be published on April 24, 2015.

For more information, contact the Direction des Communications of the Ministère des Finances at 418 528-7382.

The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca.